UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2017

XOMA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-14710	52-2154066
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

XOMA Corporation

2910 Seventh Street

Berkeley, CA 94710

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (510) 204-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Base Salary Increases

On March 2, 2017, the Board of Directors (the “Board”) of XOMA Corporation (the “Company”), together with the Compensation Committee of the Board, approved salary increases for James Neal, the Company’s Chief Executive Officer, and Thomas Burns, the Company’s Chief Financial Officer.

Effective as of January 1, 2017, Mr. Neal will receive an annual salary increase of $70,000 making his new annual salary $470,000. Mr. Neal’s salary was adjusted to reflect his December 2016 promotion to Chief Executive Officer of the Company. Effective as of January 1, 2017, Mr. Burns will receive an annual salary increase of $5,000 making his new annual salary $350,000.

2017 Cash Bonus Plan

On March 2, 2017, the Board approved a cash bonus plan for certain of the Company’s employees for the 2017 fiscal year.

The Board approved target bonus opportunities for Mr. Neal and Mr. Burns pursuant to the Company’s corporate achievement goals plan as follows:

Named Executive Officer	Target Bonus (as a % of FY 2017 Base Salary)
James Neal	55%
Thomas Burns	40%

The amount of cash bonus, if any, for each named executive officer will be based on both the named executive officer achieving his individual performance goals and on the Company meeting the 2017 corporate objectives approved by the Board.

The Board and the Compensation Committee retain considerable discretion both in determining the extent to which the individual performance goals and corporate objectives are achieved and in considering additional factors which may influence its overall determinations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 8, 2017	XOMA Corporation

	By:	/s/ Denis J. Quinlan
Denis J. Quinlan
Sr. Corporate Counsel and Corporate Secretary